Exhibit 99.1

McCLATCHY ANNOUNCES CONTRIBUTION OF REAL ESTATE TO DEFINED BENEFIT PENSION PLAN

SACRAMENTO, Calif., Jan. 14, 2011 - The McClatchy Company (NYSE: MNI) announced today it has contributed certain company-owned real estate to its qualified defined benefit pension plan. The real estate, including certain land and buildings, is located in Bradenton, Fla.; Charlotte, N.C.; Lexington, Ky.; Macon, Ga.; Myrtle Beach, S.C.; Olympia, Wash.; and Rock Hill, S.C., and has been valued by independent appraisals at approximately $49.6 million in total.

The company is leasing back the property from its pension plan for 10 years and will pay aggregate annual rent of approximately $4.0 million to the pension plan. The contribution of the property will not have any impact on the company’s day-to-day operations at its newspapers in these locations.  The property will be managed by WhiteStar Advisors, LLC (WhiteStar), an independent real estate advisory firm engaged by the pension plan.  WhiteStar hired independent real estate appraisers to determine the value of the real estate contributed to the plan.

As previously announced, McClatchy expects its required pension contribution under federal law to be approximately $50 million in 2011. The contribution of real estate is expected to satisfy virtually all of the company’s required pension contribution for the year.  The final amount of the 2011 contribution is expected to be determined in the third quarter of 2011 when the company’s actuaries complete the annual valuation of the pension plan. The remaining required contribution, if any, will be made in cash.

 “We view this as a win-win transaction for both the pension plan and the company,” said Pat Talamantes, McClatchy’s chief financial officer. “Our pension plan will benefit from rental income from the company and from price appreciation as these properties hopefully gain in value over time. The company will, in turn, preserve its cash to repay debt.”

Talamantes said the company will be able to continue to use the facilities for the foreseeable future and will receive a cash tax benefit of approximately $7.2 million related to the net tax basis of the property contributed.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, publishing 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com and 33.3% of HomeFinder, which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions, including the sale of certain land under contract to be sold in Miami FL,  to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 27, 2009, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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